Exhibit 10.16

Notice of Restricted Stock Grant

__________________ (“Grantee”)	Great Elm Group, Inc.
ID: 85-3622015
800 South Street, Suite 230
Waltham, MA 02453

You have been granted restricted shares (“Shares”) of common stock of Great Elm Group, Inc. (the “Company’) as detailed below:

This Notice of Restricted Stock Grant (this “Notice”), together with the Great Elm Group, Inc. Amended and Restated 2016 Long-Term Incentive Compensation Plan (the “Plan”) and the corresponding Restricted Stock Agreement (the “Agreement”) in effect as of the Date of Grant, contain the terms of your Shares.

Date of Grant:
Number of Restricted Stock:
Vesting Schedule:	1/3 on the first, second, and third year anniversaries of the grant date.
Vesting Completion Date:

Vesting Schedule:

1/3 of the Shares will vest in equal one-third amounts on the first, second, and third year anniversaries of the grant date for such Restricted Shares, so long as you continue to be employed by Great Elm on those dates. In all cases, vesting of the Shares is subject to the conditions set forth in the Plan and the Agreement.

Acknowledgements and Agreements:

By your signature and the signature of the representative for the Company below, you and the Company agree that these Shares are granted under and governed by the terms and conditions of the Plan and the Agreement, all of which are attached and hereby incorporated by reference and made a part hereof.

GRANTEE	GREAT ELM GROUP, INC.

__________________________________	By: __________________________________
Print Name:	Name:
Title: General Counsel
Date: _____________________________	Date: _________________________________

GREAT ELM GROUP, INC.

2016 AMENDED AND RESTATED LONG TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

1.
Grant of shares. Great Elm Group, Inc., a Delaware corporation (the “Company”), hereby awards to the Participant, named in the corresponding Notice of Restricted Stock Award (the “Notice”) as of the Date of Award indicated in the accompanying Notice, the number of restricted shares of common stock of the Company (the “Shares) set forth in the Notice, subject to the terms of the Company’s Amended and Restated 2016 Long-Term Incentive Compensation Plan (“Plan”), which is incorporated herein by reference, and the terms of this Restricted Stock Agreement (the “Award Agreement”). Each Share is issued on the terms and conditions governing the Notice, including the applicable time-based vesting requirements, as set forth in this Award Agreement.

2.
Vesting Terms. Vesting is dependent upon Participant’s continued employment by the Company or its Affiliates through each applicable vesting date. Except as otherwise provided herein, all unvested Shares shall be forfeited, and all rights of Participant to such Shares shall immediately terminate, upon the termination of Participant’s employment with the Company or its Affiliates.
2.1
Vesting Upon Disability or Death. If Participant’s employment is terminated by reason of death or Disability, then a number of Restricted Shares that would have vested during the twelve months following such termination had the Participant remained in continuous service through the end of such twelve-month period shall vest and become exercisable on the date of such termination.

(a)
For purposes of this Award Agreement, “Disability” shall mean the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of Participant’s position with the Company or an Affiliate of the Company because of the sickness or injury of the individual, or as may be otherwise defined under applicable local laws.

2.2
Vesting Upon Termination Without Cause or Resignation for Good Reason. If Participant’s employment is terminated by the Company or an Affiliate of the Company without Cause or Participant resigns for Good Reason, the Shares shall continue to vest in accordance with the terms hereof during any severance period under Participant’s employment agreement with the Company.

(a) For purposes of this Award Agreement, “Cause” shall mean: (i) Participant’s theft, dishonesty, misconduct, or falsification of any of the Company’s or its affiliates’ records; (ii) any action by Participant outside of the scope of Participant’s employment agreement with the Company that has a material detrimental effect on the Company’s reputation or business as reasonably determined by the Committee; (iii) Participant’s substantial failure or inability to perform any reasonably assigned duties within the scope of Participant’s employment agreement with the Company that has not been cured within 30 business days of written notice from the Company to Participant, in each case, as determined by the Committee in its sole discretion; (iv) Participant’s violation of any Company policy; (v) Participant’s conviction (including any plea of guilty or no contest) of any criminal act; or (vi) Participant’s material breach of any written agreement with the Company which has not been cured within 10 business days’ of written notice from the Company to Participant thereof.

(b) For purposes of this Award Agreement, “Good Reason” shall mean Participant’s resignation from the Company within six months after the occurrence of any of the following events: (i) without Participant’s express prior written consent, the significant reduction of Participant’s duties, authority, responsibilities, job title, or reporting relationships relative to your duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to Participant of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without Participant’s express prior written consent, a reduction by the Company of Participant’s base salary or bonus target as in effect immediately prior to such reduction or the Company’s failure to pay such amounts when due; (iii) a material reduction by the Company in the kind or level of employee benefits, excluding salary and bonuses, to which Participant was entitled immediately prior to such reduction with the result that Participant’s overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other employees of the Company of a similar level); (iv) the relocation of Participant’s principal place of work to a facility or a location more than twenty five miles from Participant’s then present location, without Participant’s express prior written consent or (v) breach by the Company of its obligations hereunder or under any incentive awards (including the related award agreements) held by Participant; provided, however, that in each case, Participant’s resignation shall not constitute Good Reason under this provision unless (A) Participant provides the Company with written notice of the applicable event or circumstance within thirty days after Participant first has knowledge thereof, which notice reasonably identifies the event or circumstance that Participant believes constitutes grounds for Good Reason, and (B) the Company fails to correct the event or circumstance so identified within thirty days after receipt of such notice.

2.3
Termination Following a Change of Control. If within two years following a Change of Control, Participant’s employment terminates without Cause or terminates for Good Reason, the Restricted Shares will vest in full immediately upon such termination.

3
Limited Transferability. Except to the extent the Restricted Shares have been exercised, the Participant may not transfer any interest in the Restricted Shares subject to this Award or pledge or otherwise hedge the sale of those shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the Common Stock. Participant may also direct the Company to record the ownership of any Restricted Shares that become vested hereunder in the name of a bona fide retirement planning, estate planning or charitable donation vehicle. Participant may make such a beneficiary designation or ownership directive at any time by completing the required forms and filing the completed form with the Committee or its designee.

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Stockholder Rights and Dividends. Subject to the other terms and restrictions set forth herein, including, but not limited to, the restriction on the right to transfer such Award prior to vesting, the holder of the Award shall have the rights and privileges of a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Restricted Shares. However, any such dividends shall be paid based on the number of Restricted Shares, if any, that vest in accordance with the terms of this Award Agreement.

5
Adjustment in Shares. In the event of certain corporate transactions at the Company, the Committee shall adjust the Restricted Shares as set forth in Section 3.2 of the Plan.

Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the grant or vesting of the Award and any dividends paid in relation to the Award. Participant understands that Section 83(a) of the Code taxes as ordinary income the difference between the amount, if any, paid for the Restricted Shares and the Fair Market Value of such Restricted Shares at the time the Restricted Shares vest. Participant understands that, notwithstanding the preceding sentence, Participant may elect to be taxed at the time of the Date of Grant, rather than at the time the Performance Shares vest, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within 30 days of the Date of Grant. In the event Participant files an 83(b) Election, Participant shall provide the Company a copy thereof prior to the expiration of such 30 day period. Participant understands that if an 83(b) Election is filed with the Internal Revenue Service within such time period, Participant will recognize ordinary income in an amount equal to the difference between the amount, if any, paid for the Performance Shares and the Fair Market Value of such Performance Shares as of the Date of Grant. Participant further understands that an additional copy of such 83(b) Election form should be filed with his or her federal income tax return for the calendar year in which the date of this Award Agreement falls. Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the Award hereunder and does not purport to be complete. Participant further acknowledges that the Company is not responsible for filing the Participant’s 83(b) Election, and the Company has directed Participant to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Participant may reside, and the tax consequences of Participant’s death.

PARTICIPANT HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING PARTICIPANT’S 83(b) ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR FROM FAILURE TO FILE THE ELECTION AND PAYING TAXES RESULTING FROM THE VESTING OF THE RESTRICTED SHARES.

PARTICIPANT UNDERSTANDS THAT PARTICIPANT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PARTICIPANT’S PURCHASE OR DISPOSITION OF RESTRICTED SHARES AND PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

7
Compliance with Laws and Regulations. The issuance of the Restricted Shares pursuant to the Award shall be subject to compliance by the Company and the Participant with all applicable laws relating thereto.

8
Construction. This Award Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Award Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award Agreement shall be conclusive and binding on all persons having an interest in the Award. Articles 11-18 of the Plan shall apply mutatis mutandis as if set forth herein. Capitalized terms used herein without definition have the meaning given to them in the Plan. Notwithstanding anything to the contrary in the Plan, this Award Agreement may not be modified in any manner adverse to the Participant other than pursuant to a written agreement signed by the Participant.

Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts made in and to be solely performed in the State of Delaware.

3

Employment at Will. Nothing in this Award Agreement or in the Plan shall confer upon Participant any right to remain in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary of Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service or employment at any time for any reason, with or without Cause.

Participant Acceptance. Participant must accept the terms and conditions of this Award Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any Restricted Shares be issued under this Award Agreement in the absence of such acceptance.

4